SHRINK NANOTECHNOLOGIES EXECUTES 3-YEAR SPONSORED RESEARCH AGREEMENT WITH LEADING SCIENCE AND ENGINEERING
PUBLIC UNIVERSITY IN CALIFORNIA

--Agreement to Grant Exclusive Access to Intellectual Property From Acclaimed Research Lab --

CARLSBAD, CA – MAY 6, 2010 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB:INKN); (OTCBB: INKND), an innovative nanotechnology company developing products and licensing opportunities in the solar energy production, medical diagnostics and sensors and biotechnology research and development tools businesses, announced today that it has entered into a three-year sponsored research agreement with a leading science and engineering campus within the largest public university system in the state of California.  The multi-year sponsored research project (“the Project”) focuses on developing commercial applications for shrinkable plastic-based biological chips and devices for commercial high-volume applications such as ultra-functional immunoassay substrates and biotechnology and stem cell research tools. According to the agreement, inventions developed from July of 2009 through the end of the three year term will exclusively be available to Shrink.

“Consistent with our FIGA business model (interconnecting leaders from finance, industry, government and academia), Shrink is committed to leveraging the value of underutilized public university assets, including facilities and most importantly, the brilliant minds that conduct ground-breaking research on a day-to-day basis.  I am astounded when I contemplate the contribution public and private universities have made to the American business landscape.  Many of the largest companies in the world came of university laboratories, especially those in the United States.  At Shrink, as a small company living in a technologically advanced and interconnected world, we believe in utilizing these assets, especially in light of the drastic reductions many universities have seen in funding commitments from donor commercial businesses.  This reality is an opportunity for Shrink to chart a path, build important long-term relationships, do great research and help build our company into an organization that will one day lead in a number of large and growing markets,” said Mark L. Baum, CEO of Shrink Nanotechnologies, Inc.

Baum added, “Regarding this specific agreement, in terms of access to intellectual property, we were able to negotiate a deal which, with respect to intellectual property, actually predated the date we executed the agreement.  In other words, we were able to access, exclusively, inventions from as far back as the middle of last year.  We believe that this will be important to our company and our shareholders as we continue to accumulate unique and hopefully financially accretive intellectual property assets.  As important, our company will have the right to turn these technologies into products that make a difference in people’s lives.”

Shrink’s academic research efforts in the life science arena are focused on developing and designing integrated, manufacturable nanostructured proprietary substrates for environmental and biological sensing.  The goal of these projects is to “build a better diagnostic test” – one that is more accurate, sensitive and specific to a particular condition – like whether one has had a heart attack, or if they have signs of a particular cancer or if there is arsenic in a water stream.  Shrink is also equally as engaged in the solar and alternative energy space where it is working with other university relationships specifically on its unique solar concentrator designs in an effort to build solar concentrator systems to finally make clean and renewable solar energy make economic sense without the need for handouts from the government.

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a high-technology developing-stage company that makes ultra-functional nano-sized technologies, components and product systems. The Company operates as a first of its kind FIGA™ organization. FIGA companies bring together diverse contributions from leaders in the worlds of finance, industry, government and academia. The Company's diverse advanced plastic substrates, nano-devices and biotech research tools, among others, are designed to be ultra-functional and mechanically superior in the solar energy, environmental detection, stem cell research tools and biotechnology device markets. The Company’s products are based on a pre-stressed plastic called NanoShrink™, and on a patent-pending manufacturing process called the ShrinkChip Manufacturing Solution™. Shrink’s unique materials and manufacturing solution represents a new paradigm in the rapid design, low-cost fabrication and manufacture of nano-scale devices for numerous significant markets.

To learn more about Shrink Nanotechnologies, Inc. or to download the most up-to-date shareholder kit, please visit at www.shrinknano.com and www.shrinksolar.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink's ability to obtain additional financing, secure defendable patent rights, to build and develop markets for Shrink's technologies and products and to finalize a commercial-ready solar concentrator product and biosensing product. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink's success are more fully disclosed in Shrink's most recent public filings with the U.S. Securities and Exchange Commission.

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips

Contact:
For Shrink Nanotechnologies
Mark L. Baum, Esq.
760-804-8844 x205